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                                                                  Exhibit (d)(4)

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT
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          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into
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as of July 9, 2001, between FLD Acquisition Corp., a Georgia corporation (the
"Company"), and J. David Keller ("Executive").  This Agreement shall become
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effective (the "Effective Date") only upon the consummation of the Merger
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contemplated by the Agreement and Plan of Merger dated as of the date hereof
(the "Merger Agreement"), by and among Full Line Distributors, Inc., a Georgia
      ----------------
corporation (the "Surviving Corporation"), Broder Bros., Co., a Michigan
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corporation, and the Company, and this Agreement shall terminate on a coterminous basis with the termination or expiration of the Merger Agreement.
In connection with the transactions contemplated by the Merger Agreement, the Company shall merge with and into the Surviving Corporation.

          The Company and Executive desire to enter into this Agreement to provide the terms and conditions pursuant to which Executive will serve as an executive for the Company's manufacturing division. The parties intend that Executive will provide services to the Company for a 90-day period following the Effective Date to assist with transitional matters.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Employment.  The Company shall employ Executive, and Executive
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hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning and ending as provided in paragraph 4 hereof (the "Employment Period").
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          2.   Position and Duties.
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          (a)  During the Employment Period, Executive shall serve a Vice-
President of the Company's Manufacturing Division and shall perform such duties and render such services as are requested by the Company's senior officers and its board of directors (the "Board").
                             -----

          (b) Executive shall report to the Company's Chief Executive Officer, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries; provided, that nothing in this paragraph 2(b) shall prohibit Executive from devoting a reasonable amount of business time and attention to charitable activities.

          (c)  For purposes of this Agreement, "Subsidiaries" shall mean any
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corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.
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          3.   Base Salary and Benefits.
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          (a)  During the Employment Period, Executive's salary shall be $15,000 per month (the "Base Salary"), which salary shall be payable in regular
                -----------
installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee health, retirement and disability benefit programs for which employees of the Company and its Subsidiaries are generally eligible.

          (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (c)  Other than the compensation and benefits set forth in this
Section 3, Executive shall not be entitled to any other remuneration in connection with his employment hereunder.

          4.   Term.
               ----

          (a) The Employment Period will commence on the Effective Date hereof and shall terminate 90 days thereafter; provided that the Employment Period (i) shall terminate upon Executive's death or Disability (as defined below) and (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause.

          (b) Subject to the other terms and conditions of this paragraph 4(b), if the Employment Period is terminated by the Company without Cause or if Executive shall terminate the Employment Period for Good Reason (as defined below) during the term of this Agreement, Executive shall be entitled to receive his Base Salary and benefits described in paragraph 3(a) above, in each case for the remaining portion of the Employment Period. Any such amounts payable under this paragraph 4(b) will be payable at such times as such amounts would have been payable had Executive not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this paragraph 4(b) during such times as Executive is in breach of paragraph 5 or 6 hereof. As a condition to the Company's obligations (if any) to make severance payments pursuant to this paragraph 4(b), Executive will execute and deliver a general release in form and substance satisfactory to the Company.

          (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above (other than a resignation by Executive for Good Reason), Executive shall be entitled to receive his Base Salary through the date of termination and no other payment.

          (d) Except as otherwise provided in paragraph 4(b) or paragraph 4(c), all of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue after the termination of the Employment Period shall cease upon such termination. The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it owes Executive hereunder.

                                      -2-
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          (e)  For purposes of this Agreement, "Disability" (i) shall mean any
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physical or mental incapacitation which results in Executive's inability to perform his duties and responsibilities for the Company for a total of 90 days during any twelve-month period. If the Company and Executive are unable to agree as to whether Executive is Disabled, the question will be decided by a physician selected jointly by the Company and Executive, at the joint expense of the Company and Executive, whose decision will be conclusive and binding.

          (f)  For purposes of this Agreement, "Cause" shall mean (i) the
                                                -----
commission of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct bringing the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure, after delivery of written notice from the Supervising Officers to the Executive and a ten (10) business day period to effect a cure, to perform duties as reasonably directed by the Supervising Officers, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, or (v) any other material breach of this Agreement or the Non-Compete Agreement which, in the case of a material breach of this Agreement, remains uncured for a period of ten (10) business days after Executive is given written notice of such material breach.

          (g)  For purposes of this Agreement, "Good Reason" shall mean the
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occurrence, without Executive's consent, of any of the following: (i) unless corrected within ten (10) business days after delivery by Executive of written notice to the Supervising Officers of Executive's objection thereto, the assignment to Executive of any significant duties materially inconsistent with Executive's position as a vice-president of the Company's manufacturing division or a substantial adverse alteration in the nature or status of Executive's responsibilities for the Company, (ii) any reduction in the Base Salary paid to Executive; (iii) the failure by the Company to pay or provide Executive within ten (10) days of written demand, any amount of Base Salary, bonus or any other benefit which is due, owing and payable under this Agreement or (iv) the failure by the Company to continue to provide Executive with benefits which satisfy the requirements of the last sentence of paragraph 3(a).

          5.   Confidential Information.  Executive acknowledges that the
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information, observations and data (including without limitation trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical or business information) disclosed or otherwise revealed to him, or discovered or otherwise obtained by him, directly or indirectly, while employed by the Company or any of its Subsidiaries concerning the business or affairs of the Company or any of its Subsidiaries ("Confidential Information") are the property of the Company or such Subsidiary.
--------------------------
Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Supervising Officers, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions in violation of this Agreement. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

                                      -3-
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          6.   Inventions and Patents.  Executive acknowledges that all
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inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("Work Product") belong to the Company or
                                      ------------
such Subsidiary. Executive shall promptly disclose such Work Product to the Supervising Officers and perform all actions reasonably requested by the Supervising Officers (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          7.   Enforcement.  If, at the time of enforcement of paragraph 5 or 6
               -----------
of this Agree ment, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.
Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Executive agrees that the restrictions contained in paragraphs 5 and 6 are reasonable.

          8.   Other Businesses.  As long as Executive is employed by the
               ----------------
Company or any of its Subsidiaries, Executive agrees that he will not, except with the express written consent of the Supervising Officers, become engaged in, or render services for, any business other than the business of the Company, any of its Subsidiaries or any corporation or partnership in which the Company or any of its Subsidiaries have an equity interest; provided, that nothing in this paragraph 8 shall prohibit Executive from devoting a reasonable amount of business time and attention to charitable activities or from serving on the board of directors of any company that does not, directly or indirectly, compete with the Company's business.

          9.   Executive's Representations.  Executive hereby represents and
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warrants to the Company that (i) the execution, delivery and performance of this
Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          10.  Survival.  Paragraphs 4, 5 and 6 shall survive and continue in
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full force in accordance with their terms notwithstanding any termination of the
Employment Period.

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          11.  Notices.  Any notice provided for in this Agreement shall be in
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writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

          Notices to Executive:
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          J. David Keller
          P.O. Box 728
          Jasper, GA 30143


     With a copy to:

          Smith Gambrell & Russell, LLP
          1230 Peachtree Street, N.E.
          Suite 3100, Promenade II
          Atlanta, GA 30309
          Attn: Arthur Jay Schwartz
                Marlon F. Starr

          Notices to the Company:
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          Broder Bros., Co.
          45555 Port Street
          Plymouth, Michigan 48170
          Attn: Vince Tyra
                Howard Morof

     With copies to:

          Broder Bros., Co.
          c/o Bain Capital, Inc.
          Two Copley Place
          Boston, Massachusetts 02116
          Attn: Tom Myers

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attn: Jeffrey C. Hammes, P.C.
                David A. Breach

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or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

          12.  Severability.  Whenever possible, each provision of this
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Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          13.  Complete Agreement.  This Agreement, those documents expressly
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referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          14.  No Strict Construction.  The language used in this Agreement
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shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          15.  Counterparts.  This Agreement may be executed in separate
               ------------
counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          16.  Successors and Assigns.  This Agreement is intended to bind and
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inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. Executive acknowledges that the Company shall have the right to assign this Agreement in connection with the sale or transfer of all or any portion of the Company's Manufacturing Division, whether such sale or transfer is consummated by way of a merger, stock or interest purchase, asset sale, recapitalization or any other form of transaction consummating such sale or transfer.

          17.  Choice of Law.  All issues and questions concerning the
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construction, validity, enforcement and interpretation of this agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

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          18.  Amendment and Waiver.  The provisions of this Agreement may be
               --------------------
amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          19.  References to the Company.  From and after the effectiveness of
               -------------------------
the Merger contemplated by the Merger Agreement, all references to the Company shall be deemed to be references to the Surviving Corporation.

                                   * * * * *

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                     FLD ACQUISITION CORP.


                                     By:  /s/ Vincent J. Tyra
                                          -------------------
                                     Its: CEO
                                          -------------------

                                     /s/ J. David Keller
                                     ------------------------
                                     J. DAVID KELLER

                   [Signature Page to Employment Agreement]